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                                                                    EXHIBIT 99.1


                                                  [CITIGATE SARD VERBINNEN LOGO]

NEWS

FOR IMMEDIATE RELEASE
                                            Contact: Paul Caminiti/Carrie Bloom
                                                     Citigate Sard Verbinnen
                                                     212-687-8080

                         LADENBURG THALMANN ENTERS INTO
                        AMENDED DEBT CONVERSION AGREEMENT

                 DEBTHOLDERS AGREE TO CONVERT NOTES INTO EQUITY
                      AND AGREE TO INVEST UP TO $10 MILLION

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         NEW YORK, NY, NOVEMBER 15, 2004 - Ladenburg Thalmann Financial Services
Inc. (AMEX: LTS) announced today that it has entered into an Amended and Restated Debt Conversion Agreement with Frost-Nevada Investments Trust and New Valley Corporation, the holders of Ladenburg's outstanding senior convertible promissory notes (the "noteholders"). The noteholders have agreed to convert their notes, with an aggregate principal amount of $18,010,000, together with the accrued interest, into common stock of Ladenburg at a conversion price of $0.40 per share for Frost-Nevada and a conversion price of $0.50 for New Valley, for an average conversion price of $0.44 per share. The original conversion price of the note for Frost-Nevada and New Valley was $1.54 and $2.08, respectively, and was subsequently reduced to $0.70 and $1.10, respectively, in connection with the execution of the original Debt Conversion Agreement in March 2004.

         Ladenburg also announced today that, in order to improve its financial position, the Company plans on undertaking a private financing whereby it would seek to sell up to $20 million of common stock at $0.45 per share. As part of the Amended and Restated Conversion Agreement, each of New Valley and Frost-Nevada have agreed to commit to invest up to $5 million in the financing if such financing were not fully subscribed for by other investors.

         The note conversion and financing are subject to shareholder approval and to other conditions, including having a registration statement covering the resale of the shares to be issued to the noteholders declared effective by the SEC. Ladenburg anticipates holding an annual meeting of its shareholders during the fourth quarter of 2004 at which shareholders will be asked to approve the foregoing transactions. Ladenburg expects to consummate such transactions as soon as practicable once shareholder approval is obtained and the registration statement is declared effective. Frost-Nevada, New Valley and several shareholders affiliated with Frost-Nevada and New Valley have agreed to vote their shares of Ladenburg common stock at the shareholder meeting on such matters in accordance with the vote of a majority of votes cast at the meeting, excluding the shares held by such parties.

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         At the closing (assuming the transactions are consummated on December
31, 2004), approximately $22,439,000 of principal and accrued interest will be converted into approximately 51,180,000 shares of Ladenburg's common stock, for an average conversion price of approximately $0.44 per share. Additionally, if Ladenburg is only able to raise $10 million in the proposed financing from outside third parties, New Valley and Frost-Nevada will each be required to invest the full $5 million pursuant to their standby commitment and, as a result, each will be issued an additional 11,111,111 shares of common stock. Ladenburg received a fairness opinion from Capitalink, L.C. regarding the reduced average conversion price and the offering price to be paid by New Valley and Frost-Nevada to fulfill their purchase commitment in the proposed financing. Although for accounting purposes, Ladenburg anticipates it will record a pre-tax charge of approximately $19.1 million upon the closing of this transaction, reflecting the expense attributable to the reduction in the conversion price of the notes to be converted, the anticipated net effect on Ladenburg's balance sheet of the debt conversion and the $10 million equity investment will be an increase to shareholders' equity of approximately $32 million.

         The securities offered in the financing will not have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer of any securities to be sold in the proposed financing, nor does it constitute an offer of any securities that may be subsequently registered and resold under the registration statement required to consummate the debt conversion.

         Ladenburg Thalmann Financial Services is engaged in retail and institutional securities brokerage, investment banking and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm based in New York City, with regional offices in Boca Raton, Florida; Los Angeles, California; Irvine, California; and Melville, New York. Ladenburg provides various services including corporate finance, asset management, brokerage, trading and research, principally for middle market and emerging growth companies and high net worth individuals.

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